February 3, 2009

First Busey Corporation Announces Preliminary Approval for Participation in Capital Purchase Program

URBANA, IL – First Busey Corporation (“Busey”) (NASDAQ: BUSE) announced it received preliminary approval from the U.S. Department of the Treasury (the “Treasury”) to participate in the Capital Purchase Program under the Troubled Asset Relief Program. Busey has received preliminary approval to issue the Treasury up to $100 million of senior preferred stock, plus warrants to purchase common stock.

“As we continue to evaluate alternatives for raising capital, we are pleased to receive preliminary approval from the Treasury. We believe this approval is consistent with our efforts to lend when we see good opportunities to help our customers and our markets grow. We have evidenced our strong desire to continue to work with our customers who have a stable plan and strong fundamentals despite the challenging economy. During 2008, we originated in excess of $200 million of new loans primarily into our downstate Illinois markets.” said Van A. Dukeman, President and Chief Executive Officer.

The Capital Purchase Program is a voluntary program designed to encourage financial institutions to increase capital in order to stimulate markets through increased lending. The Capital Purchase Program is a part of the Troubled Asset Relief Program, which was established by the Emergency Economic Stabilization Act. If Busey’s Board of Directors decides to participate in the Capital Purchase Program, the senior preferred stock would carry a 5% dividend for each of the first five years of the investment, and 9% thereafter, unless the senior preferred stock is redeemed earlier. In conjunction with the senior preferred stock, Busey would issue the Treasury 10-year warrants to purchase common stock with an aggregate market value of 15% of the preferred stock investment.

Corporate Profile

First Busey Corporation is a $4.5 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois, and has forty-five banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. Busey Bank has total assets of $4.0 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with eight banking centers serving southwest Florida. Busey Bank, N.A. has total assets of $452.4 million.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. Busey Wealth Management has approximately $3.5 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states.

Busey provides electronic delivery of financial services through our website. For more information, visit www.busey.com.

Forward Looking Statements

This press release includes forward looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include but are not limited to comments with respect to the objectives and strategies, financial condition, results of operations and business of the Company. These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not be achieved. The Company cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements.

Contact:

Barbara Harrington, CFO

217.365.4516 or barb.harrington@busey.com